Exhibit 99.01

First USA Credit Card Master Trust

Excess Spread Analysis - November 2007

Series Deal Size Expected Maturity	1998-6 $964MM 8/18/2008
Yield	20.80	%(a)
Less: Coupon	4.99%
Servicing Fee	1.50%
Net Credit Losses	3.95%
Excess Spread:
November-07	10.36	%(a)
October-07	6.29%
September-07	5.31%
Three Month Average Excess Spread	7.32%
Delinquency:
30 to 59 Days	0.99%
60 to 89 Days	0.71%
90+ Days	1.45%
Total	3.15%
Principal Payment Rate	17.38%

Footnote:

(a)	Yield and Excess Spread reflect a change in payment allocation in November 2007 between certain fees and account balances. This change has resulted in a one-time increase in cash yield which will be realized in the months of November and December.